UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2021

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.001 par value per share	PETV	OTCQB

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2021, Robert J. Folkes was appointed to serve as the Chief Financial Officer of PetVivo Holdings, Inc. (the “Company”), effective April 14, 2021.

Mr. Folkes, 58, served as the Chief Operating Officer from February 2015 until September, 2020 and as the Chief Financial Officer from 2005 until April 2016 of Tactile Systems Technology, Inc. (NASDAQ: TCMD, a manufacturer and developer of at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency Since September 2020 through the current date, Mr. Folkes was retired. Prior to joining TCMD in 2004, Mr. Folkes was the Chief Financial Officer for Advanced Respiratory, a medical device company, from 1997 until its sale in 2003. Prior to joining Advanced Respiratory, Mr. Folkes was an Audit Senior Manager for Ernst & Young LLP. He served as Ernst & Young’s Senior Manager of the Entrepreneurial Services Group, and was involved with numerous SEC registrations, mergers and acquisitions. Mr. Folkes is a Certified Public Accountant and earned a B.A. in Accounting from the University of Minnesota – Carlson School of Management.

Under the terms of an employment agreement dated April 14, 2021 (the “Employment Agreement”), Mr. Folkes will receive an annual base salary of $190,000 per year. The employment agreement is for a term of approximately two year and nine months and terminates on January 31, 2024. The Company may terminate Mr. Folkes employment at any time upon 10 days advance written notice or for Cause (as defined in the Employment Agreement).

Mr. Folkes is eligible to receive an incentive bonus annual target of 50% of base salary ($95,000) based upon the achievement of performance goals developed for each year by the Company’s Board and Compensation Committee. Any bonus earned as a result of the Company’s fiscal 2021 performance will be pro-rated based on Mr. Folkes’ start date. He is also eligible to receive all benefits offered to the Company’s employees.

As of Aprill 14, 2021, Mr. Folkes will receive 34,000 Restricted Stock Grants (“RSUs”) the following equity grants pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”):

The RSUs (of the Company’s Common Stock) will vest as follows: 10,000 RSUs on January 1, 2022 and January 1, 2023, respectively, based upon continued employment. Upon vesting, the RSUs convert into shares of Common Stock of the Company on a one-for-one basis. Mr. Folkes is eligible to receive additional equity grants each of the following years of employment at an annual target of 100% of base salary ($190,000) based upon annual grants of equity by the Company’s Board and Compensation Committee.

Mr. Folkes is subject to a non-competition covenant during the term of his employment and for an additional one year period. Mr. Folkes is subject to a non-solicitation covenant with respect to the Company’s employees for one year following termination of his employment. Mr. Folkes’ agreement also contains a customary confidentiality covenant.

There are no relationships between Mr. Folkes and the Company which require disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of Mr. Folkes’ Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated April 14, 2021 between PetVivo Holdings, Inc. and Robert J. Folkes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: April 15, 2021	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer